As filed with the Securities and Exchange Commission on July 5, 2023

Registration No. 333-225701
Registration No. 333-239237

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________________________
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-225701
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-239237

UNDER
THE SECURITIES ACT OF 1933
_________________________________________

U.S. Xpress Enterprises, Inc.
(Exact name of registrant as specified in its charter)

Nevada	62-1378182
(State or other jurisdiction of incorporation or	(I.R.S. Employer Identification No.)
organization)

4080 Jenkins Road
Chattanooga, Tennessee	37421
(Address of Principal Executive Offices)	(Zip Code)

U.S. XPRESS ENTERPRISES, INC. 2018 OMNIBUS INCENTIVE PLAN, AS AMENDED
U.S. XPRESS ENTERPRISES, INC. EMPLOYEE STOCK PURCHASE PLAN
NEW MOUNTAIN LAKE HOLDINGS, LLC RESTRICTED MEMBERSHIP UNIT PLAN
(Full title of the plans)

Nathan Harwell
Executive Vice President, Chief Legal Officer and Secretary
U.S. Xpress Enterprises, Inc.
4080 Jenkins Road
Chattanooga, Tennessee 37421
(Name and address of agent for service)

(423) 510-3000
(Telephone number, including area code, of agent for service)
_________________________________________

Copy to:
Heidi Hornung-Scherr
Scudder Law Firm, P.C., L.L.O.
411 South 13th Street, Suite 200
Lincoln, Nebraska 68508
(402) 435-3223

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,”  “smaller reporting company,” and "emerging growth company"  in Rule 12b-2 of the Exchange Act.

Large Accelerated filer	Accelerated filer ☒
Non-Accelerated filer (Do not check if a smaller reporting company)	Smaller reporting company ☒ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act

DEREGISTRATION OF UNSOLD SECURITIES

U.S. Xpress Enterprises, Inc., a Nevada corporation (the “Registrant”), is filing these Post-Effective Amendments (the “Post-Effective Amendments”) to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”), which have been previously filed by the Registrant with the Securities and Exchange Commission (the “Commission”), to deregister any and all securities registered but unsold or otherwise unissued as of the date hereof under:

•
Registration Statement No. 333-225701, filed with the Commission on June 18, 2018, registering 3,200,000 shares of Class A common stock, par value $0.01 per share, of the Registrant (“Class A Common Stock”) issuable pursuant to the U.S. Xpress Enterprises, Inc. 2018 Omnibus Incentive Plan (as amended, the “Amended 2018 Plan”), 2,300,000 shares of Class A Common Stock issuable pursuant to the U.S. Xpress Enterprises, Inc. Employee Stock Purchase Plan, 1,709,165 shares of Class A Common Stock issuable pursuant to the New Mountain Lake Holdings, LLC Restricted Membership Unit Plan (the “RMUP”), and 1,586,666 shares of Class A Common Stock reserved for issuance upon the conversion of Class B common stock, par value $0.01 per share, of the Registrant that was issued under the RMUP; and

•	Registration Statement No. 333-239237, filed with the Commission on June 17, 2020, registering 4,784,327 shares of Class A Common Stock issuable pursuant to the Amended 2018 Plan,

in each case, plus such indeterminate number of shares of Class A Common Stock as may be issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations, or similar transactions.

On July 1, 2023, pursuant to the Agreement and Plan of Merger, dated March 20, 2023 (the “Merger Agreement”), by and among Knight-Swift Transportation Holdings, Inc., a Delaware corporation (“Knight-Swift”), Liberty Merger Sub Inc., a Nevada corporation and an indirect wholly owned subsidiary of Knight-Swift (“Merger Subsidiary”), and the Registrant, Merger Subsidiary merged with and into the Registrant, with the Registrant surviving as an indirect wholly owned subsidiary of Knight-Swift (the “Merger”).

The foregoing description of the Merger, the Merger Agreement, and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by the Merger Agreement, which is attached as Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on March 21, 2023.

In connection with the completion of the Merger, the offerings pursuant to the Registration Statements have been terminated. In accordance with undertakings made by the Registrant in each of the Registration Statements to remove from registration, by means of post-effective amendments, any of the securities registered pursuant to the Registration Statements that remain unsold at the termination of the offerings, the Registrant hereby removes from registration all such securities registered but unsold under the Registration Statements, if any, as of the filing date of these Post-Effective Amendments. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities and to terminate the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chattanooga, State of Tennessee, on July 5, 2023.

U.S. Xpress Enterprises, Inc.

By:	/s/ Nathan Harwell
Nathan Harwell
Executive Vice President, Chief Legal Officer, and Secretary

Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments to the Registration Statements.